EXHIBIT 23

Consent of Independent Auditors


To the Board of Directors and Shareholders of Xerox Corporation


We consent to the incorporation by reference in the Registration Statements of Xerox Corporation on Forms S-8 (Nos. 333-93269, 333-09821, 333-22059, 333-22037,
333-22313, 33-65269, 33-44314, 33-44313, 33-18126, 2-86275, 2-86274) and Forms
S-3 (Nos. 33-9486, 33-32215, 333-34333, 333-59355and 333-73173) of our reports dated January 25, 2000 relating to the consolidated balance sheets of Xerox Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and shareholders' equity and related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in or are incorporated by reference in the 1999 Annual Report on Form 10-K of Xerox Corporation.


                                               /s/ KPMG LLP


Stamford, Connecticut
March 27, 2000